Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-3 (File Nos. 333-188987 and 333-216009) and on Form S-8 (File Nos. 333-188985, 333-201252, and 333-214150) of Xcel Brands, Inc. of our report dated March 30, 2018 on our audits of the consolidated financial statements of Xcel Brands, Inc. and Subsidiaries as of December 31, 2017 and 2016 and for each of the two years then ended, included in this Annual Report on Form 10-K of Xcel Brands, Inc. for the year ended December 31, 2017.

/s/ CohnReznick LLP

New York, New York

March 30, 2018